EXHIBIT A-1


AACR.5  FEDERAL IDENTIFICATION
NO. 04-1631680

The Commonwealth of Massachusetts

Examiner William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

ARTICLES OF AMENDMENT
(General Laws, Chapter 164, Section 8)
Name
Approved


We, John R. Stevens, *President

and Clifford J. Hebert, *Clerk,

of  Montaup Electric Company,

(Exact name of corporation)

located at 750 West Center Street, West Bridgewater, MA 02379,

(Street address of corporation in Massachusetts)

certify that these Articles of Amendment affecting articles numbered:

2

(Number those articles 1, 2, 3, 4, 5 and/or 6 being amended)

of the Articles of Organization were duly adopted by a unanimous written
consent, dated          , 19 , by vote of:

586,000    shares of    Common Stock      of   586,000 shares outstanding,
                (type, class & series, if any)


1,500,000  shares of    Preferred Stock   of   1,500,000 shares outstanding,
and
                (type, class & series, if any)


        shares of                         of             shares outstanding,
                (type, class & series, if any)

C
P     1** being at least a majority of each type, class or series outstanding and entitled to vote thereon: / or
M     2** being at least two-thirds of each type, class or series outstanding and entitled to vote thereon
R.A. and of each type, class or series of stock whose rights are adversely affected thereby:


*  Delete the inapplicable words.
** Delete the inapplicable clause.
1 For amendments adopted pursuant to Chapter 156B, Section 70.
2 For amendments adopted pursuant to Chapter 156B, Section 71.

P.C.    Note:  If the space provided under any article or item on this form is insufficient, additions shall be set forth on one side only of separate 8 1/2 x 11 sheets of paper with a left margin of at least 1 inch. Additions to more than one article may be made on a single sheet so long as each article requiring each addition is clearly indicated.


2.      The purposes for which the corporation is formed are as follows:

        The corporation is organized under the provisions of Chapters 158 and 164 for the purpose of carrying on the business of an electric company and for the purpose of making, by means of water power, steam power, or otherwise, and selling and distributing and selling electricity within or outside the Commonwealth and for the purpose of owning and operating works and distributing plants for the manufacture and sale and distribution and sale of electricity within or outside the Commonwealth a nd for the purpose of the transmission of electricity within or outside the Commonwealth for lighting, heating and power and particularly but without limitation for the purpose of the generating and buying of electricity and the transmitting and selling of the same.

The foregoing amendment(s) will become effective when these Articles of Amendment are filed in accordance with General Laws, Chapter 156B, Section 6 unless these articles specify, in accordance with the vote adopting the amendment, a later effective date not more than thirty days after such filing, in which event the amendment will become effective on such later date.

Later effective date:


SIGNED UNDER THE PENALTIES OF PERJURY, this     day of      , 19  ,


/s/ John R. Stevens , *President
/s/ Clifford J. Hebert, *Clerk.

*Delete the inapplicable words.


THE COMMONWEALTH OF MASSACHUSETTS

ARTICLES OF AMENDMENT
(General Laws, Chapter 164B, Section 8)


I hereby approve the within Articles of Amendment and, the filing fee in the amount of $__________ having been paid, said articles are deemed
to have been filed with me this        day of         19   .


Effective date:



WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth



TO BE FILLED IN BY CORPORATION
Photocopy of document to be sent to:


Amy J. Gould, Esq.
McDermott, Will & Emery
28 State Street
Boston, MA 02109

Telephone:  617-535-4053